Exhibit 21

                                                 Jurisdiction
Name                                             of incorporation
----                                             ----------------

BioPro Corp.                                     Delaware

BioAegean Corp.                                  Delaware

Core BioTech Corp.                               Delaware

Hemispherx Biopharma Europe N.V./S.A.            Belgium

Hemispherx Biopharma Europe S.A.                 Luxembourg